NR09-06

May 19, 2009

Nanjinzhao Requests Revisions to Pampa de Pongo Purchase Agreement

Declines to Pay USD 10 million Deposit for Pampa de Pongo

Iron Ore Deposit Unless Purchase Price Reduced

Cardero Resource Corp. (“Cardero” or the “Company”) – (TSX: CDU, NYSE-A: CDY, Frankfurt: CR5) reports that that Zibo Hongda Mining Co., Ltd., a subsidiary of Nanjinzhao Group Co. Ltd. (“Hongda”) to which Nanjinzhao assigned its right to purchase Pampa de Pongo pursuant to the October 24, 2008 sale agreement (as amended), has declined to pay the USD 10 million deposit required by May 17, 2009 unless certain changes are made to the agreement, primarily to reduce the final sale price.  Hongda has advised Cardero that, due to current difficult global economic conditions, tight credit markets and weakened iron ore prices, it requires a reduction in the overall purchase price in order to proceed with the agreement, including making the USD 10 million deposit.

Negotiations among the parties are ongoing, and Cardero will provide further news as soon as available.  However, there can be no certainty that the agreement will be successfully amended or that any purchase price that may be agreed will not be significantly lower than USD 200 million.

About Cardero Resource Corp.

Cardero’s focus through 2009 is to realise the considerable value it believes is locked in its significant iron ore assets in the Marcona District of southern Peru, the Baja district of Mexico and in Minnesota, USA while continuing to progress its base and precious metal exploration projects in Argentina and Mexico.  The common shares of the Company are currently listed on the Toronto Stock Exchange (symbol CDU), the New York Stock Exchange Amex

(symbol CDY) and the Frankfurt Stock Exchange (symbol CR5).  For further details on the Company readers are referred to the Company’s web site (www.cardero.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of

CARDERO RESOURCE CORP.

“Hendrik van Alphen” (signed)

Hendrik van Alphen, President

Contact Information:

Quentin Mai, Manager – Corporate Communications & Investor Relations

Email:  qmai@cardero.com

Phone: 1-888-770-7488 (604) 408-7488 / Fax: (604) 408-7499

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the potential successful renegotiation of the Pampa de Pongo purchase agreement with Hongda, are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market for, and pricing of, any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, the inability of the Company and Hongda to successfully renegotiate the terms of the Pampa de Pongo purchase agreement, the determination of either of the Company or Hongda not to proceed with the Pampa de Pongo purchase agreement and other risks and uncertainties disclosed in the Company’s annual information form filed with the B.C., Alberta and Ontario Securities Commissions and the annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies. All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.